UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2026

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39389	99-1946435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6775 Cowboys Way, Ste. 1335 Frisco, Texas, USA	75034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 464-6400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GAME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2026, the Board of Directors (“Board”) of GameSquare Holdings, Inc. (the “Company”) appointed the Company’s current Chairman and Chief Executive Officer, Justin Kenna, as President of the Company, effective immediately. Mr. Kenna has served as a member of the Board and as the Company’s Chief Executive Officer since January 2021, and as Chairman of the Board of the Company since December 2025.

In connection with Mr. Kenna’s appointment as President, the Company and Mr. Kenna entered into an amended and restated employment agreement, effective January 1, 2026 (the “Employment Agreement”), which supersedes Mr. Kenna’s prior employment agreement with the Company, dated July 7, 2023. The Employment Agreement provides that Mr. Kenna will serve as Chief Executive Officer and President, reporting to the Board, for a term of three years beginning January 1, 2026, with automatic one-year renewals unless either party provides at least 120 days’ written notice of non-renewal prior to the expiration of the then-current term. Mr. Kenna will receive an initial annual base salary of $660,000, with automatic annual increases of 3.5% effective as of the second and third anniversary of the effective date of the Employment Agreement, unless the Board provides timely notice to the contrary. He is also eligible to participate in the Company’s annual bonus plan, with a target bonus opportunity of up to $400,000 per year, based on the achievement of performance metrics established by the Board. In addition, Mr. Kenna will receive a one-time grant of 500,000 Restricted Stock Units (“RSUs”) under the Company’s 2024 Stock Incentive Plan (the “Plan”), which will vest immediately upon issuance. For each full year of service, Mr. Kenna will also receive an annual grant of 500,000 RSUs and an option to purchase up to 500,000 shares of the Company’s common stock, each subject to vesting schedules as set forth in the Employment Agreement and made pursuant to the Plan, which the Company intends to grant on or about the applicable anniversary of the effective date of the Employment Agreement. The Employment Agreement entitles Mr. Kenna to participate in the Company’s benefit plans, including health, dental, vision, life, and disability insurance, as well as certain ancillary benefits such as an auto allowance, reimbursement for mobile phone use, and club memberships.

In the event Mr. Kenna’s employment is terminated by the Company without cause, and subject to his execution of a customary release and other applicable terms, Mr. Kenna will be entitled to: (A) payment of all accrued but unpaid wages through the termination date; (B) separation pay equal to twelve months of his then-current salary, paid over twelve months in accordance with the Company’s regular payroll practices; (C) reimbursement for COBRA premiums necessary to continue family coverage under the Company’s group health plan for up to twelve months, provided he is eligible and elects such coverage, and subject to COBRA’s maximum payment limits; and (D) pro rata vesting of all outstanding equity awards through the end of the twelve-month severance period, with any performance-based awards prorated for active employment and paid in accordance with the terms of the applicable performance plan and actual performance results. The Employment Agreement also contains customary confidentiality, non-competition, and non-solicitation provisions.

There are no family relationships between Mr. Kenna and any director or other executive officer of the Company, nor are there any transactions involving Mr. Kenna and the Company that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, effective January 1, 2026, between the Company and Mr. Kenna.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESQUARE HOLDINGS, INC.
(Registrant)

Date: January 16, 2026	By:	/s/ Justin Kenna
	Name:	Justin Kenna
	Title:	Chief Executive Officer, President, and Director